UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2016

UNITED RENTALS, INC.

UNITED RENTALS (NORTH AMERICA), INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14387	06-1522496
Delaware	001-13663	86-0933835
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 First Stamford Place, Suite 700
Stamford, Connecticut	06902
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 618-7255

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

Information set forth in Item 8.01 below, as to the satisfaction and discharge of the Indenture governing the Notes, is incorporated by reference into this Item 1.02.

Item 8.01	Other Events.

Redemption of 7.375% Senior Notes due 2020 and Satisfaction and Discharge of the Indenture

Effective as of August 19, 2016 (the “Redemption Date”), United Rentals (North America), Inc. (“URNA”) redeemed all of the outstanding $200 million principal amount of its 7.375% Senior Notes due 2020 (the “Notes”) at a redemption price equal to 103.688% of the principal amount thereof plus accrued and unpaid interest thereon to the Redemption Date, in accordance with the terms of the Indenture dated as of March 9, 2012 (the “Base Indenture”), between URNA, formerly known as UR Merger Sub Corporation, as successor-in-interest to UR Financing Escrow Corporation, the subsidiary guarantors named therein (the “Guarantors”), and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture among URNA, the Guarantors and the Trustee, dated as of April 30, 2012 (the “First Supplemental Indenture” together with the Base Indenture, the “Indenture”). URNA previously notified the holders of the Notes on July 20, 2016 that it had elected to redeem the Notes on the Redemption Date.

URNA has irrevocably deposited with the Trustee sufficient funds to fund the redemption of the Notes. As a result, URNA and the Guarantors under the Notes have been released from their respective obligations under the Notes and the Indenture pursuant to the satisfaction and discharge provisions thereunder, effective as of the Redemption Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2016

UNITED RENTALS, INC.

By:	/s/ Craig A. Pintoff
Name:	Craig Pintoff
Title:	Senior Vice President and General Counsel

UNITED RENTALS (NORTH AMERICA), INC.

By:	/s/ Craig A. Pintoff
Name:	Craig Pintoff
Title:	Senior Vice President and General Counsel